                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            ------------------------

                                    FORM 8-K

                             ---------------------

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 20, 1998

                    CORPORATE OFFICE PROPERTIES TRUST, INC.

             (Exact name of registrant as specified in its charter)

          MINNESOTA                       0-20047                      41-1691930
(State or other jurisdiction            (Commission                   (IRS Employer
      of incorporation)                File Number)              Identification Number)

                          ONE LOGAN SQUARE, SUITE 1105
                        PHILADELPHIA, PENNSYLVANIA 19103

              (Address of principal executive offices) (Zip Code)

                                 (215) 567-1800

              (Registrant's telephone number, including area code)

                            ROYALE INVESTMENTS, INC.

         (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS                                                    Form 8-K

                                                                January 20, 1998

    Subsequent to the change in certifying accountant by Corporate Office Properties Trust, Inc. ("Company") from Lurie, Besikof, Lapidus, & Co., LLP to Coopers and Lybrand, L.L.P. ("Coopers") as reported in the Company's Form 8-K dated November 6, 1997, Coopers was engaged by the Company to re-audit the Company's historical financial statements as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994. The report of Coopers is not qualified or modified as to any matter and, except for disclosures of certain subsequent events, there were no changes to the Company's previously filed report under Item 7 on 1996 Form 10-KSB.

    Financial statements and the independent accountants' report thereon required by this Item are being filed as an Exhibit to this report.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

    (c) Exhibits

 EXHIBIT NUMBER    DESCRIPTION
-----------------  -------------------------------------------------------------------------------------------------
         99.1      Audited balance sheets of the Company as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity and cash flow for each of the years in the three-year period ended December 31, 1996.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                CORPORATE OFFICE PROPERTIES TRUST, INC.

                                By:             /s/ THOMAS D. CASSEL
                                     -----------------------------------------
                                                  Thomas D. Cassel
                                               VICE PRESIDENT FINANCE

Dated: January 20, 1998

                            ROYALE INVESTMENTS, INC.
                       (D/B/A CORPORATE OFFICE PROPERTIES
                                  TRUST, INC.)

                              REPORT ON AUDITS OF
                              FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 1996 AND 1995
                            AND FOR THE YEARS ENDED
                        DECEMBER 31, 1996, 1995 AND 1994

                            ROYALE INVESTMENTS, INC.
                (D/B/A CORPORATE OFFICE PROPERTIES TRUST, INC.)

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------

Report of Independent Accountants..........................................................................      1

Financial Statements:

  Balance Sheets as of December 31, 1996 and 1995..........................................................      2

  Statements of Income for the years ended
    December 31, 1996, 1995 and 1994.......................................................................      3

  Statements of Changes in Stockholders' Equity for
    the years ended December 31, 1996, 1995 and 1994.......................................................      4

  Statements of Cash Flows for the years ended
    December 31, 1996, 1995 and 1994.......................................................................      5

  Notes to Financial Statements............................................................................    6-15

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of
  Royale Investments, Inc.
Philadelphia, Pennsylvania

    We have audited the accompanying balance sheets of Royale Investments, Inc. (d/b/a Corporate Office Properties Trust, Inc.; "Company") as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Royale Investments, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 19, 1998

                            ROYALE INVESTMENTS, INC.
                (D/B/A CORPORATE OFFICE PROPERTIES TRUST, INC.)

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                              ASSETS                                    1996        1995
                                                                     ----------  ----------
Real estate investments subject to operating leases:
  Land.............................................................  $5,428,130  $5,428,130
  Land improvements................................................   2,577,901   2,577,901
  Buildings........................................................  17,021,327  17,021,327
                                                                     ----------  ----------
                                                                     25,027,358  25,027,358
  Less accumulated depreciation....................................   1,957,448   1,403,020
                                                                     ----------  ----------
                                                                     23,069,910  23,624,338
Cash and cash equivalents..........................................     258,275     257,970
Marketable securities..............................................     479,379     580,121
Other assets.......................................................     389,517     316,944
                                                                     ----------  ----------
      Total assets.................................................  $24,197,081 $24,779,373
                                                                     ----------  ----------
                                                                     ----------  ----------
               LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Mortgage notes payable...........................................  14,658,250  14,915,643
  Dividends payable................................................     177,500     177,500
  Accounts payable and other liabilities...........................     189,977      97,922
                                                                     ----------  ----------
      Total liabilities............................................  15,025,727  15,191,065
                                                                     ----------  ----------
Commitments and contingencies (Note 12)
Stockholders' equity:
  Common stock (50 million shares authorized; 1,420,000
    outstanding; $.01 par value)...................................      14,200      14,200
  Additional paid-in capital.......................................  12,353,398  12,353,398
  Accumulated deficit..............................................  (3,196,244) (2,779,290)
                                                                     ----------  ----------
      Total stockholders' equity...................................   9,171,354   9,588,308
                                                                     ----------  ----------
      Total liabilities and stockholders' equity...................  $24,197,081 $24,779,373
                                                                     ----------  ----------
                                                                     ----------  ----------

                See accompanying notes to financial statements.

                            ROYALE INVESTMENTS, INC.
                (D/B/A CORPORATE OFFICE PROPERTIES TRUST, INC.)

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                              1996          1995          1994
                                                                          ------------  ------------  ------------
Income:
  Rental................................................................  $  2,477,412  $  2,436,182  $  2,038,510
  Investment............................................................        32,136        48,467       216,726
                                                                          ------------  ------------  ------------
                                                                             2,509,548     2,484,649     2,255,236
                                                                          ------------  ------------  ------------
Expenses:
  Operations and management.............................................       360,528       344,054       345,624
  Mortgage and other interest...........................................     1,246,386     1,266,506     1,098,030
  Depreciation and amortization.........................................       567,083       567,321       475,793
  Administrative and general............................................        42,505        34,595        34,874
                                                                          ------------  ------------  ------------
                                                                             2,216,502     2,212,476     1,954,321
                                                                          ------------  ------------  ------------
      Net income........................................................  $    293,046  $    272,173  $    300,915
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Net income per common share.............................................  $        .21  $        .19  $        .21
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Weighted average common shares outstanding..............................     1,420,000     1,420,000     1,420,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                See accompanying notes to financial statements.

                            ROYALE INVESTMENTS, INC.
                (D/B/A CORPORATE OFFICE PROPERTIES TRUST, INC.)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                    DISTRIBUTIONS
                                                  COMMON STOCK                           IN
                                              ---------------------   ADDITIONAL      EXCESS OF        TOTAL
                                              NUMBER OF                 PAID-IN      ACCUMULATED   STOCKHOLDERS'
                                                SHARES     AMOUNT       CAPITAL       EARNINGS        EQUITY
                                              ----------  ---------  -------------  -------------  -------------
Balance, December 31, 1993..................   1,420,000  $  14,200  $  12,353,398  $  (1,435,378) $  10,932,220
Net income..................................      --         --           --              300,915        300,915
Dividends...................................      --         --           --           (1,207,000)    (1,207,000)
                                              ----------  ---------  -------------  -------------  -------------
Balance, December 31, 1994..................   1,420,000     14,200     12,353,398     (2,341,463)    10,026,135
Net income..................................      --         --           --              272,173        272,173
Dividends...................................      --         --           --             (710,000)      (710,000)
                                              ----------  ---------  -------------  -------------  -------------
Balance, December 31, 1995..................   1,420,000     14,200     12,353,398     (2,779,290)     9,588,308
Net income..................................      --         --           --              293,046        293,046
Dividends...................................      --         --           --             (710,000)      (710,000)
                                              ----------  ---------  -------------  -------------  -------------
Balance, December 31, 1996..................   1,420,000  $  14,200  $  12,353,398  $  (3,196,244) $   9,171,354
                                              ----------  ---------  -------------  -------------  -------------
                                              ----------  ---------  -------------  -------------  -------------

                See accompanying notes to financial statements.

                            ROYALE INVESTMENTS, INC.
                (D/B/A CORPORATE OFFICE PROPERTIES TRUST, INC.)

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                              1996         1995         1994
                                                                          ------------  -----------  -----------
Operating activities:
  Net income............................................................  $    293,046  $   272,173  $   300,915
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation........................................................       554,428      554,428      467,061
    Amortization........................................................        12,655       12,893        8,732
    Accrued rental income...............................................       (66,554)     (66,554)     (50,706)
    Amortization of marketable securities...............................       (26,360)     (29,595)     --
    Changes in operating assets and liabilities:
      Other assets......................................................       (18,674)       2,421       (3,024)
      Accounts payable and other liabilities............................        92,055      (67,516)      24,240
      Due to related parties............................................       --           --           (56,931)
                                                                          ------------  -----------  -----------
        Net cash provided by operating activities.......................       840,596      678,250      690,287
                                                                          ------------  -----------  -----------
Investing activities:
  Proceeds from maturity of marketable securities.......................     1,126,000      130,000      --
  Purchase of marketable securities.....................................      (998,898)    (680,526)     --
  Purchase of land and buildings........................................       --           --        (9,510,976)
                                                                          ------------  -----------  -----------
        Net cash provided (used) by investing activities................       127,102     (550,526)  (9,510,976)
                                                                          ------------  -----------  -----------
Financing activities:
  Dividends paid........................................................      (710,000)    (834,250)  (1,207,000)
  Principal payments on mortgage loans..................................      (257,393)    (237,556)    (146,801)
  Proceeds from mortgage loans..........................................       --           --         7,850,000
  Refund (payment) of mortgage acquisition costs........................       --            11,188     (136,254)
  Refund (payment) of mortgage commitment fee...........................       --            60,000       (2,500)
                                                                          ------------  -----------  -----------
        Net cash provided (used) by financing activities................      (967,393)  (1,000,618)   6,357,445
                                                                          ------------  -----------  -----------
Net increase (decrease) in cash and cash equivalents....................           305     (872,894)  (2,463,244)
Cash and cash equivalents:
  Beginning of year.....................................................       257,970    1,130,864    3,594,108
                                                                          ------------  -----------  -----------
  End of year...........................................................  $    258,275  $   257,970  $ 1,130,864
                                                                          ------------  -----------  -----------
                                                                          ------------  -----------  -----------
Supplementary disclosure of cash flow information:
  Cash paid for:
    Interest............................................................  $  1,210,441  $ 1,266,436  $ 1,077,059
    Income taxes........................................................         6,200        6,092        6,409

                See accompanying notes to financial statements.

                            ROYALE INVESTMENTS, INC.
                (D/B/A CORPORATE OFFICE PROPERTIES TRUST, INC.)

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS:

    Royale Investments, Inc. (the "Company"), a Minnesota corporation, was formed in 1988 to acquire a portfolio of income-producing commercial real estate properties. The Company has qualified as a real estate investment trust (REIT) under provisions of the Internal Revenue Code.

USE OF ESTIMATES:

    The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that may affect certain reported amounts and disclosures in the financial statements and accompanying notes. Actual results could differ from these estimates.

REAL ESTATE INVESTMENTS:

    Real estate investments, consisting entirely of properties leased to operators of retail food stores, are recorded at cost and include land, land improvements, and buildings. For financial reporting purposes, depreciation is computed by the straight-line method using a 40-year life for buildings and a 20-year life for land improvements. For income tax purposes, depreciation is computed by the straight-line method using lives of 31.5--40 years for buildings and 15--20 years for land improvements.

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of". This statement requires the Company to review its long-lived assets for impairment whenever circumstances indicate that the carrying amount of the asset may not be recoverable. Adoption of this statement had no effect on the Company's financial statements.

CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

    The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

INCOME TAXES:

    The Company has qualified, and intends to continue to qualify, as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code and, to the extent available, the applicable state statutes. Under such provisions, the Company is not subject to federal income tax on amounts distributed to stockholders, provided at least 95% of its real estate investment trust taxable income is distributed. As the Company intends to distribute all income currently, no federal income tax provision was made.

    State income taxes are incurred in some states in which the Company owns property. This expense is included with general and administrative expense and totals $6,200, $6,200, and $6,959 for the years ended December 31, 1996, 1995, and 1994, respectively.

                            ROYALE INVESTMENTS, INC.
                (D/B/A CORPORATE OFFICE PROPERTIES TRUST, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
NET INCOME PER COMMON SHARE:

    Net income per common share is based upon the weighted average number of common and common equivalent shares outstanding during each year. Common stock equivalents represent stock options assumed to be exercised. Common stock equivalents were not considered if they had an antidilutive effect on net income per common share.

DIRECTORS' STOCK OPTION PLAN:

    The Company accounts for stock options issued to directors in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and provides the disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

       Cash and cash equivalents--The carrying amount approximates fair value because of their liquidity.

        Marketable securities--The fair value is based on quoted market prices.

        Mortgage notes payable--The carrying value approximates fair value.

2. MARKETABLE SECURITIES:

    The Company owns U.S. Treasury bills which are accounted for as held-to-maturity securities. The held-to-maturity securities are due in one year or less and amortized cost approximates market value.

3. OTHER ASSETS:

    Other assets consist of the following as of December 31:

                                                                           1996        1995
                                                                        ----------  ----------
Accrued rental income.................................................  $  183,814  $  117,260
Loan costs (net of accumulated amortization: 1996--$34,042;
  1995--$21,387)......................................................     185,426     198,081
Other.................................................................      20,277       1,603
                                                                        ----------  ----------
                                                                        $  389,517  $  316,944
                                                                        ----------  ----------
                                                                        ----------  ----------

    Loan costs include application fees, lender fees, and legal costs paid to acquire mortgage loans and are amortized over the terms of the loans.

4. LEASES:

    The Company leases its properties to operators of seven major retail food stores under long-term operating lease agreements. The leases are accounted for under the provisions of Statement of Financial

                            ROYALE INVESTMENTS, INC.
                (D/B/A CORPORATE OFFICE PROPERTIES TRUST, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. LEASES: (CONTINUED)
Accounting Standards No. 13, "Accounting for Leases". The leases have initial terms of 17 to 20 years (expiring between 2006 and 2014) and provide for minimum and contingent rentals. In addition, the tenant is generally required to pay all property taxes, insurance and maintenance costs. The leases have renewal options for 4 to 8 successive five-year periods, subject to substantially the same terms and conditions as the initial lease. Five of the leases are guaranteed by the lessee's parent company or franchisor.

    The guaranteed leases provide for escalating minimum rent to begin in subsequent years. Income from these scheduled rent increases is recognized on a straight-line basis over the term of each lease. The amount earned in excess of the amount received is included in accrued rental income.

    Approximate future minimum rentals on these leases are as follows:

YEAR                                                                                AMOUNT
-------------------------------------------------------------------------------  -------------
1997...........................................................................  $   2,441,000
1998...........................................................................      2,441,000
1999...........................................................................      2,462,000
2000...........................................................................      2,480,000
2001...........................................................................      2,488,000
Thereafter.....................................................................     25,127,000
                                                                                 -------------
                                                                                 $  37,439,000
                                                                                 -------------
                                                                                 -------------

                            ROYALE INVESTMENTS, INC.
                (D/B/A CORPORATE OFFICE PROPERTIES TRUST, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. MORTGAGE NOTES PAYABLE:

    Mortgage notes payable as of December 31 are as follows:

                                                                                         1996           1995
                                                                                     -------------  -------------

Mortgage note collateralized by land, buildings and assignments of rents in
  Indianapolis, Indiana and Plymouth, Minnesota, interest rate of 9.5%, monthly payments of principal and interest of $40,890 through May 2002, and a final
  payment of $4,433,758 due June 2002..............................................  $   4,706,193  $   4,744,321

Mortgage note collateralized by land, a building and an assignment of rents in
  Peru, Illinois, interest rate at 8%, monthly payments of principal and interest of $21,489 through December 1998, $22,212 from January 1999 through December
  2003, $22,886 from January 2004 through December 2008, $23,537 from January 2009
  through October 2013, and a final payment of $5,585 due November 2013............      2,490,201      2,546,389

Mortgage note collateralized by land, a building and an assignment of rents in
  Minot, North Dakota, interest rate of 8%, monthly payments of principal and interest of $23,111 through February 1999, $23,888 from March 1999 through
  February 2004, $24,614 from March 2004 through February 2009, $25,313 from March
  2009 through December 2013, and a final payment of $26,126 due January 2014......      2,692,600      2,751,921

Mortgage note collateralized by land, a building and an assignment of rents in
  Glendale, Wisconsin, interest rate of 7.75%, monthly payments of principal and interest of $10,602 through April 2011, and a final payment of approximately
  $11,125 due April 2011...........................................................      1,099,286      1,139,602

Mortgage note collateralized by land, a building and an assignment of rents in
  Oconomowoc, Wisconsin, interest rate of 7.625%, monthly payments of principal and interest of $12,750 through June 1999, $13,500 from July 1999 through June 2004,
  $17,700 from July 2004 through June 2009, and $18,750 from July 2009 through June
  2014.............................................................................      1,756,772      1,775,055

Mortgage note collateralized by land, a building and an assignment of rents in
  Delafield, Wisconsin, interest rate of 8.125%, monthly payments of principal and interest of $16,885 through November 2004, and a final payment of $1,401,001 due
  December 2004. In December 1999, the holder has the option to adjust the interest rate to 1.80% over the then current five year U.S. Treasury yield. Monthly
  payments will be adjusted accordingly............................................      1,913,198      1,958,355
                                                                                     -------------  -------------

                                                                                     $  14,658,250  $  14,915,643
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            ROYALE INVESTMENTS, INC.
                (D/B/A CORPORATE OFFICE PROPERTIES TRUST, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. MORTGAGE NOTES PAYABLE, CONTINUED:

    Approximate future maturities of mortgage notes are as follows:

]YEAR                                                                               AMOUNT
-------------------------------------------------------------------------------  -------------
1997...........................................................................  $     283,000
1998...........................................................................        307,000
1999...........................................................................        355,000
2000...........................................................................        391,000
2001...........................................................................        425,000
Thereafter.....................................................................     12,897,250
                                                                                 -------------
                                                                                 $  14,658,250
                                                                                 -------------
                                                                                 -------------

6. MAJOR TENANTS:

    All of the Company's rental revenue is derived from four major tenants, each of which contributed at least 20% of the total revenues for each of the three years presented in the statements of income.

7. DIVIDENDS:

    There was no undistributed net income for federal income tax purposes at December 31, 1996. Cash dividends per share, paid to stockholders in 1996, are treated for federal income tax purposes as follows (unaudited):

Ordinary income.....................................................   $     .20
Return of capital...................................................         .30
                                                                             ---
    Total dividend..................................................   $     .50
                                                                             ---
                                                                             ---

    On December 16, 1996, the Board of Directors declared a cash dividend of $.125 per common share payable on January 15, 1997, to stockholders of record on December 31, 1996.

8. COMMON STOCK WARRANTS:

    Warrants for an aggregate of 30,000 and 34,500 shares of common stock were issued to officers and directors of the Company and to the underwriters in December 1991 at exercise prices of $10 and $13 per share, respectively. All of the warrants expired on December 22, 1996, and none were exercised.

9. DIRECTORS' STOCK OPTION PLAN:

    In April 1993, the Company adopted a stock option plan for directors which provides for the grant of an option to purchase 2,500 shares of common stock to a director upon appointment or election, and upon each re-election. The purchase price of the stock will be the fair market value at the time the option is granted. The options cannot be exercised for the first year after the option is granted and expire ten years from the date of grant. The Company reserved 75,000 shares of common stock for issuance pursuant to the Plan.

                            ROYALE INVESTMENTS, INC.
                (D/B/A CORPORATE OFFICE PROPERTIES TRUST, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. DIRECTORS' STOCK OPTION PLAN: (CONTINUED)
    The following summarizes transactions in the Plan:

                                                                                                             WEIGHTED
                                                                                                              AVERAGE
                                                                                              EXERCISE       EXERCISE
                                                                                OPTIONS         PRICE          PRICE
                                                                              -----------  ---------------  -----------
Outstanding at December 31, 1994............................................      27,500    $9.50--$10.38    $    9.75
Granted.....................................................................      15,000        $5.38             5.38
                                                                              -----------
Outstanding at December 31, 1995............................................      42,500    $5.38--$10.38         8.21
Granted.....................................................................      15,000        $5.62             5.62
                                                                              -----------
Outstanding at December 31, 1996............................................      57,500    $5.38--$10.38         7.53
                                                                              -----------
                                                                              -----------
Exercisable at December 31, 1996............................................      42,500    $5.38--$10.38         8.21
                                                                              -----------
                                                                              -----------
Available for future grant at December 31, 1996.............................      17,500
                                                                              -----------
                                                                              -----------

    The weighted average grant-date fair value of options granted in 1996 and 1995 was $0.63 and $0.76, respectively. The weighted average remaining contractual life of the options at December 31, 1996 was 7.9 years.

    The weighted average assumptions used to price the grant-date fair value of options were as follows:

                                                                                    1996       1995
                                                                                  ---------  ---------
Risk-free interest rate.........................................................       6.25%      6.75%
Expected life--years............................................................          8          8
Expected volatility.............................................................         31%        35%
Expected dividend rate..........................................................        9.7%       9.2%

10. RELATED PARTY TRANSACTIONS:

    Pursuant to an advisory agreement, Crown Advisors, Inc., an affiliate of the Company, acts as investment advisor to the Company and assists in the management of the day-to-day operations. Under this agreement, the Company pays the advisor an annual fee of up to 1% of "invested real estate assets", as defined in the agreement. The advisor is also entitled to a performance fee, also as defined in the agreement. No performance fee has been incurred under this agreement.

    In addition, the Company must pay a 3% commission for each real estate acquisition and disposition. Upon termination of the agreement, the Company must pay a fee equal to 3% of the invested real estate assets plus 25% of the increase in the value of invested real estate assets from the date of acquisition to the date of termination.

                            ROYALE INVESTMENTS, INC.
                (D/B/A CORPORATE OFFICE PROPERTIES TRUST, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10. RELATED PARTY TRANSACTIONS: (CONTINUED)
    Fees and commissions incurred were as follows for the years ended December
31:

                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
Advisory fee.................................................................  $  250,274  $  250,274  $  240,459
Commissions..................................................................      --          --         270,505
                                                                               ----------  ----------  ----------
                                                                               $  250,274  $  250,274  $  510,964
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    An officer and director of the Company is a partner in a law firm which received fees from the Company relating to legal services totaling $9,000 in 1996 and property acquisitions and mortgage placements fees totaling $81,797 in 1994.

    Fees paid to directors of the Company as commissions for obtaining loans and brokerage fees totaled $20,806 for 1994.

11. GUARANTY FEES:

    The Company obtained a lease guaranty from the seller of the Plymouth and Indianapolis properties, for up to the lesser of $3.5 million or the aggregate amount of the remaining lease obligations. The guaranty will expire in 2002. In consideration of the guaranty, the Company agreed to pay the seller an annual fee of 1% of the value of the guaranty.

    In 1996, the Indianapolis tenant sold their operation to a new tenant, with the approval of the Company. As an inducement to allow this lease transfer, the new tenant agreed to reimburse the Company one-half of this fee. The amount receivable is included in other assets.

12. COMMITMENTS AND CONTINGENCIES:

    The Company unintentionally failed to require demands for shareholder statements, as required under the Internal Revenue Code, in a timely manner for the tax years 1994 through 1996. As a consequence, the Internal Revenue Service may contend that the Company failed to qualify as a REIT for some or all of such years. The Company believes it has substantially complied with the shareholder demand requirements and has requested that the Internal Revenue Service enter into a closing agreement with the Company. The Internal Revenue Service has given no indication that it intends to challenge the Company's REIT status. If the Internal Revenue Service were to challenge the Company successfully, the Company may be subject to a liability for income taxes and related interest. No provision for any such liability, which could be material, has been made in the accompanying financial statement.

13. SUBSEQUENT EVENTS:

TRANSACTION WITH SHIDLER ACQUISITION PROPERTIES:

    On October 14, 1997, the Company closed on the acquisition of the Shidler Acquisition Properties. As a result of the acquisition, the Company became the sole general partner of and obtained a 20.6946% interest in FCO, an operating partnership formed to acquire and hold substantially all of the Shidler

                            ROYALE INVESTMENTS, INC.
                (D/B/A CORPORATE OFFICE PROPERTIES TRUST, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

13. SUBSEQUENT EVENTS: (CONTINUED)
Acquisition Properties, a series of partnerships which hold ten suburban office properties in Pennsylvania and New Jersey.

    The Shidler Acquisition Properties were acquired subject to mortgage indebtedness of $100 million. The loan is a nonrecourse mortgage loan collateralized by the real estate assets of the Shidler Acquisition Properties. The loan provides for monthly payments of interest only at a fixed rate of 7.5% per annum. The loan matures on October 13, 2000 and provides for two one-year extension options, subject to certain conditions.

    The aggregate consideration issued in the acquisition by the Company and FCO on October 14, 1997 to the former general and limited partners of the properties' partnerships consisted of (a) 600,000 Company common shares (issued at a price of $5.50 per share); (b) an aggregate of 2,899,310 common units (including 600,000 common units, as defined, issued to the Company in consideration for limited partnership interests in the partnerships acquired by the Company for 600,000 common shares and subsequently contributed by the Company to FCO); and (c) 1,913,545 convertible preferred units in FCO.

    Prior to the execution and delivery of the Formation Agreement, there was no material relationship between the general and limited partners of the properties' partnerships and the Company or any of its affiliates.

    The nature and amount of consideration given and received by the Company in the acquisition was based on its judgment as to the fair market value of the Shidler Acquisition Properties and the aggregate consideration at the time the agreement was negotiated.

    Concurrently with the Shidler Transactions, the Company issued 273,729 common shares (valued at $5.50 per share, aggregate of $1.5 million) in exchange for the assets of Crown Advisors, Inc., an affiliate of the Company, previously acting as investment advisor to the Company and assisting in the management operations. The contract between Crown and the Company was terminated, and the Company entered into a property management agreement with Glacier, a Company which is owned by two current officers of the Company, one of whom is also a current director. Further, the Company retired 27,646 common shares previously held by Crown at the time it was acquired.

NAME CHANGE:

    Effective January 1, 1998, the Company changed its name to Corporate Office Properties Trust, Inc. (COPT).

REORGANIZATION:

    Subject to shareholder approval, COPT intends to complete a corporate reorganization in which COPT will be reformed as a Maryland REIT, which is expected to simplify its organizational structure and allow for a structure which will facilitate growth.